Exhibit 4.1

XYRATEX LTD

2004 EMPLOYEE STOCK PURCHASE PLAN
(AS AMENDED AND RESTATED EFFECTIVE AS OF MAY 11, 2010)

1.                                       Purpose.  This Plan is intended to provide Employees of the Company’s Designated Subsidiaries an opportunity to purchase Stock through accumulated payroll deductions, and to constitute an “employee stock purchase plan” within the meaning of Section 423 of the Code.  It shall be deemed for all purposes a continuation of the Prior Plan, which will be terminated by XGL at the Effective Time.

2.                                       Definitions.

(a)                                  “Administrator” means the Board or the committee of the Board or persons appointed by the Board from time to time to administer this Plan pursuant to Section 13.

(b)                                 “Anticipated Pay Dates” means the 26 bi-weekly pay dates during a calendar year ending on a Friday.

(c)                                  “Board” means the Board of Directors of the Company.

(d)                                 “Code” means the United States Internal Revenue Code of 1986, as amended.

(e)                                  “Company” means Xyratex Ltd, a Bermuda exempted company (no. 31989).

(f)                                    “Compensation” means, except as otherwise determined by the Board from time to time, all regular, straight-time gross earnings of a Participant, including commissions but exclusive of payments for overtime, shift premium, long-term disability, worker’s compensation, automobile allowances, relocation, gross-ups, recognition awards and expense reimbursements (including without limitation automobile, travel, entertainment and moving expenses) and of incentive payments, bonuses, and any other form of compensation.

(g)                                 “Continuous Employment” means the absence of any interruption in or termination of service as an Employee.  Continuous Employment shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that either (i) the leave does not exceed 90 days or (ii) re-employment upon expiration of the leave is guaranteed by contract or statute.

(h)                                 “Designated Subsidiaries” means the Subsidiaries that have been designated by the Board from time to time in its sole discretion to participate in this Plan.

(i)                                     “Different Pay Date” means any Pay Date in a series of Pay Dates that differs from the Anticipated Pay Dates.

(j)                                     “Effective Date” means the date the Scheme of Arrangement becomes effective.

(k)                                  “Effective Time” means the time on the Effective Date at which the Scheme of Arrangement becomes effective.

(l)                                     “Employee” means, as of any date, any person, including a person who is an officer of the Company or any Subsidiary on such date, who both (i) was employed by any of the Company’s Designated Subsidiaries throughout the one-month period ending on such date, and (ii) is customarily employed, as of such date, by any of the Company’s Designated Subsidiaries for at least 20 hours per week and for at least 5 months per calendar year.  Whether an individual qualifies as an Employee shall be determined by the Administrator, in its sole discretion, by reference to Section 3401(c) of the Code and the regulations promulgated thereunder; unless the Administrator makes a contrary determination, the Employees shall, for all purposes of this Plan, be those individuals who satisfy the employment criteria set forth above and are carried as employees by any of the Company’s Designated Subsidiaries for regular payroll purposes or are on a leave of absence described in the definition of “Continuous Employment” in this Section 2.  Employment at any time prior to the Effective Time by a corporation that becomes a Designated Subsidiary at the Effective Time shall constitute employment by a Designated Subsidiary at such prior time for all purposes of this Plan.

(m)                               “Offering Date” means the first Trading Day of an Offering Period, provided that it means June 1, 2004 with respect to the Offering Period beginning on that date.

(n)                                 “Offering Period” means a period established by the Administrator, or otherwise established, pursuant to Section 4 during which payroll deductions are accumulated from one or more Participants and applied to the purchase of Stock.

(o)                                 “Participant” means an Employee who is a participant in the Prior Plan immediately prior to the Effective Time or has elected to participate in this Plan pursuant to Section 5.

(p)                                 “Pay Date” means, as to any Designated Subsidiary, any date on which the employees of the Designated Subsidiary receive their regular payments of Compensation, which, for each Designated Subsidiary throughout the period of its status as such during the term of this Plan, is anticipated to be the Anticipated Pay Dates.

(q)                                 “Plan” means this Xyratex Ltd 2004 Employee Stock Purchase Plan.

(r)                                    “Prior Plan” means that certain Xyratex Group Limited 2002 Employee Stock Purchase Plan adopted on April 16, 2002 for the benefit of eligible employees of certain designated subsidiaries of XGL, as amended and restated on April 15, 2004.

(s)                                  “Purchase Date” means such Trading Days during each Offering Period of this Plan as may be established by the Administrator, or are otherwise established, pursuant to Section 8 or Section 17.

(t)                                    “Purchase Price” shall mean, for any Offering Period, the per-share price of the shares subject to a Purchase Right exercised during such Offering Period determined pursuant to Section 7(b)(iv).

(u)                                 “Purchase Right” means a right to purchase Stock granted or issued in substitution for a right to purchase shares of XGL stock pursuant to Section 7.

(v)                                 “Scheme of Arrangement” means that certain scheme of arrangement under Section 425 of the Companies Act 1985 of the United Kingdom, which contemplates the cancellation of the outstanding shares of Xyratex Group Limited in consideration of the issuance of common shares of the Company to the former shareholders of Xyratex Group Limited and the issuance of new shares of Xyratex Group Limited to the Company, for the purpose of establishing a new Bermuda parent company for Xyratex Group Limited’s business.

(w)                               “Stock” means the Company’s common shares of U.S.$0.01 par value of the capital of the Company.

(x)                                   “Subsidiary” means, from time to time, any corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or another Subsidiary of the Company.

(y)                                 “Trading Day” means any day on which regular trading occurs on any established stock exchange or market system on which the Stock is traded.

(z)                                   “XGL” means Xyratex Group Limited, a private company limited by shares registered in England and Wales under the Companies Act 1985, as amended.

3.                                       Eligibility.

(a)                                  Regular Participation.  Any person who is, or will be, an Employee on an Offering Date shall be eligible to participate in this Plan in the corresponding Offering Period, subject to the requirements of Section 5.

(b)                                 No Participation by 5% Shareholders.  Notwithstanding subsection (a), an Employee shall not participate in this Plan during an Offering Period if immediately after the grant of a Purchase Right on the corresponding Offering Date, the Employee (or any other person whose stock would be attributed to the Employee under Section 424(d) of the Code) would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary.  For this purpose, an Employee is treated as owning stock that he or she could purchase by the exercise of Purchase Rights or other options.

4.                                       Offering Periods.  The first Offering Period under this Plan shall begin on June 1, 2004 (even though this Plan shall become effective after that date) and shall end on August 31, 2004.  Beginning June 1, 2010, unless otherwise determined by the Administrator:

(a)                                  a new Offering Period shall begin on the first Trading Day after the last Purchase Date for an Offering Period;

(b)                                 with the exception of the Offering Period beginning on June 1, 2010, which will last eleven months, the duration of each Offering Period shall be 12 months (measured from the first Trading Day of the first month to the last Trading Day of the twelfth month);

(c)                                  an Offering Period shall terminate on the first date that no Participants are enrolled in it; and

(d)                                 to the extent permitted by Section 1.423-2(a)(1) of the Treasury regulations issued under Section 423 of the Code, the terms of each offering need not be identical provided that the terms of the Plan and the offering together satisfy Section 1.423-2(a)(2) and (a)(3) of such Treasury regulations.

5.                                       Participation.

(a)                                  Any person who is, or will be, an Employee on an Offering Date on or after September 1, 2004 may become a Participant in this Plan by completing a subscription agreement, in such form or forms as the Administrator may approve from time to time, and delivering it to the Administrator not later than the 10th business day preceding such Offering Date, unless another time for filing the subscription agreement is set by the Administrator for all Employees with respect to the Offering Period beginning on such Offering Date.  The subscription agreement shall authorize payroll deductions pursuant to this Plan equal to a specified whole dollar amount (which shall not be less than $10 or more than $200) per Pay Date (but in no event greater than 20% of the amount of Compensation received by the Participant on the Pay Date), and shall have such other terms as the Administrator may specify from time to time.

(b)                                 At the end of an Offering Period, each Participant enrolled in the Offering Period who remains an Employee shall be automatically enrolled in the next succeeding Offering Period (a “Re-enrollment”) unless, in a manner specified by the Administrator and not less than one business day before the Offering Date for such succeeding Offering Period (unless another time for notifying the Administrator is set by the Administrator for all Employees with respect to such succeeding Offering Period), the Participant notifies the Administrator in writing that the Participant does not wish to be re-enrolled.  Re-enrollment shall be at the withholding amount specified in the Participant’s most recent subscription agreement unless the Participant changes that amount to an amount permitted by subsection (a) by timely written notice.  No Participant whose participation has terminated by operation of Section 10 shall be automatically re-enrolled.

(c)                                  Each Employee who is a participant in the Prior Plan immediately prior to the Effective Time shall be automatically enrolled in the Offering Period beginning on June 1, 2004 and ending on August 31, 2004, with participation beginning at the Effective Time, which will be after June 1, 2004.  Such Employee’s subscription agreement for purposes of this Plan shall be the subscription agreement that was in effect for purposes of the Prior Plan immediately prior to the Effective Time.

6.                                       Payroll Deductions.

(a)                                  Each Participant shall have withheld from his or her Compensation received on each Pay Date during each Offering Period (excluding any Pay Date prior to the Effective Date) the lesser of (i) 20% of the amount of such Compensation received by the Participant on such Pay Date, or (ii) such fixed amount, expressed in United States dollars, as is specified by the Participant in his or her applicable subscription agreement, as determined pursuant to subsection (c), which shall not be less than $10 or more than $200.  With appropriate notice to Participants, the Administrator may revise the minimum and maximum dollar amounts set forth in Section 5(a) and this Section 6(a) on a prospective basis at any time and from time to time.  In addition, such minimum and maximum dollar amounts reflect the Company’s anticipation that the Pay Dates for each Participant, throughout the term of this Plan, will be the Anticipated Pay Dates.  If at any time or from time to time during the term of this Plan any Pay Date for any Participant is a Different Pay Date, the Administrator may increase or decrease the dollar amount specified by such Participant in his or her applicable subscription agreement, as determined pursuant to subsection (c), as well as the minimum and maximum dollar amounts otherwise applicable to such Participant pursuant to Section 5(a) and this Section 6(a), to such amounts as may be necessary or appropriate to generate pursuant to this Section 6 approximately the same total amount of payroll deductions with respect to such Participant for each Offering Period ending after the date of the first Different Pay Date as would have resulted if the Pay Dates had been the Anticipated Pay Dates rather than the Different Pay Dates, assuming no change in such Participant’s Compensation, no withdrawal of payroll deductions and no termination of such Participant’s employment at any time during any such Offering Period.  Notwithstanding the foregoing provisions of this Section 6(a), payroll deductions pursuant to this Section 6(a) shall terminate with respect to a Participant prior to the end of an Offering Period to the extent provided in Section 10.

(b)                                 All payroll deductions made by a Participant shall be made in United States dollars and credited to the Participant’s account under this Plan as soon as administratively feasible after the withholding occurs.  For each Participant who is a participant in the Prior Plan immediately prior to the Effective Time, the entire balance in the Participant’s account under the Prior Plan immediately prior to the Effective Time, including any payroll deduction made by the Participant as of the latest pay date under the Prior Plan that precedes the Effective Date, shall be transferred and credited to the Participant’s account under this Plan as of the Effective Time.  A Participant may not make any additional payments into his or her account under this Plan.

(c)                                  A Participant may reduce the amount of his or her payroll deductions to zero at any time during an Offering Period, effective 15 days after the Participant files with the Administrator a new subscription agreement authorizing the change.  A Participant may make any other change in the amount of his or her payroll deductions to an amount permitted by Section 5(a), effective on an Offering Date, by completing a new subscription agreement authorizing the change, in such form or forms as the Administrator may approve from time to time, and delivering it to the Administrator not less than one business day before such Offering Date.

7.                                       Purchase Rights.

(a)                                  Grant of Purchase Rights.  On the Offering Date for each Offering Period beginning after the Effective Date, each Participant shall be granted a Purchase Right to purchase shares of Stock on each Purchase Date for such Offering Period.

(b)                                 Terms of Purchase Rights.  Except as otherwise provided in subsection (c) or, if subsection (c) does not apply, except as otherwise determined by the Administrator, beginning June 1, 2010 each Purchase Right shall have the following terms:

(i)                                     Except as otherwise provided in Section 7(b)(ii), a Purchase Right granted to a Participant to purchase shares of Stock on each Purchase Date for an Offering Period shall be for a number of shares of Stock determined by dividing (A) the Participant’s payroll deductions accumulated on or prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, expressed in United States dollars, by (B) the per-share purchase price determined pursuant to Section 7(b)(iv) for the shares of Stock subject to such Purchase Right.

(ii)                                  In no event will any Purchase Right (taken together with all other rights then outstanding to purchase stock of the Company or any Subsidiary under this and all other similar stock purchase plans of the Company and any of its Subsidiaries) give any Participant the right to purchase stock of the Company or any Subsidiary at a rate per calendar year which accrues in excess of $25,000 of fair market value of such stock, determined at the applicable Offering Date.

(iii)                               On the Offering Date, each Participant shall be granted a Purchase Right to purchase during the Offering Period the number of shares of Stock determined by dividing (A) $25,000 multiplied by the number of (whole or part) calendar years in the Offering Period, by (B) the fair market value of a share of Stock on the Offering Date.

(iv)                              The per-share purchase price of the shares subject to a Purchase Right shall be 85% of the fair market value of a share of Stock on the Offering Date on which the Purchase Right was granted, rounded to the next higher whole cent.  The fair market value of a share of Stock on a given date shall be the closing price of a share of Stock on the NASDAQ Global Select Market (or, if determined by the Administrator to be the primary market on which the Stock is traded, a stock exchange or other market system on which the Stock is traded) for such date, as reported in The Wall Street Journal or a similar publication, or the fair market value per share determined by the Administrator for such date if no such price is reported, provided that if the fair market value of any share so determined for such date is expressed in British pounds sterling or any other currency that is not United States dollars, the fair market value of such share on such date shall instead be the United States dollars equivalent of the fair market value so determined, based on a currency exchange rate selected by the Administrator in its sole and absolute discretion with reference to one or more currency exchange rates applicable on such date, and rounded to the next higher whole cent.  In no event shall the per-share purchase price of the shares subject to a Purchase Right be less than 85% of the fair market value of a share of stock on the Offering Date on which the Purchase Right was granted.

(v)                                 Payment for shares purchased by the exercise of Purchase Rights shall be made only through payroll deductions under Section 6.

(vi)                              Upon purchase or disposition of shares acquired by the exercise of a Purchase Right, the Participant shall pay, or make provision adequate to the Administrator for payment of, all federal, state and other tax (and similar) withholdings that the Administrator determines, in its discretion, are required due to the acquisition or disposition, including without limitation any such withholding that the Administrator determines in its discretion is necessary to allow the Company and/or the Designated Subsidiaries to claim tax deductions or other benefits in connection with the acquisition or disposition.

(vii)                           During his or her lifetime, a Participant’s Purchase Right is exercisable only by the Participant.

(viii)                        The Purchase Rights will in all respects be subject to the terms and conditions of this Plan, as interpreted by the Administrator from time to time.

(ix)                                All shares purchased by the exercise of Purchase Rights pursuant to this Plan shall be subject (A) to a prohibition against transfer during a period of 180 days after the effective date of the registration statement filed under the United States Securities Act of 1933, as amended, with respect to the initial public offering of the Stock, and (B) if and to the extent requested by the Company or a representative of an underwriter of its securities, to a prohibition against transfer during a period not to exceed 180 days after the effective date of any other registration statement or similar document filed under the laws of any country with respect to a public offering of any class of the Company’s shares.

(c)                                  Substitution of Purchase Rights for the Offering Period Beginning on June 1, 2004.  At the Effective Time, each Participant who is a participant in the Prior Plan immediately prior to the Effective Time shall be issued a Purchase Right to purchase shares of Stock on the Purchase Date for the Offering Period beginning on June 1, 2004 in substitution for such Participant’s right (as it existed immediately prior to the Effective Time) to purchase shares of XGL stock on the last business day of the same offering period under the Prior Plan.  The terms of such Purchase Right shall be as set forth in subsection (b), subject to the following adjustments:

(i)                                     Section 7(b)(i) shall be applied to such Purchase Right in the manner indicated therein even though such Purchase Right is issued in substitution for a pre-existing purchase right rather than being granted under this Plan.

(ii)                                  Section 7(b)(iii) shall not apply to the Offering Period beginning on June 1, 2004 or to the Offering Date for such Offering Period.

(iii)                               Notwithstanding Section 7(b)(iv), the per-share purchase price determined pursuant to Section 7(b)(iv) for the shares of Stock subject to such Purchase Right shall be the lower of (a) 85% of the fair market value of an A preferred ordinary share of XGL on June 1, 2004 (as determined pursuant to the Prior Plan) divided by 1.036378, rounded to the next higher whole cent, or (b) 85% of the closing price of a share of Stock on the Nasdaq National Market (or, if determined by the Administrator to be the primary market on which the

Stock is traded, a stock exchange or other market system on which the Stock is traded) for August 31, 2004, as reported in The Wall Street Journal or a similar publication, or of the fair market value per share determined by the Administrator for such date if no such price is reported, rounded in either case to the next higher whole cent and provided that if the fair market value of any share so determined for either date is expressed in British pounds sterling or any other currency that is not United States dollars, the fair market value of such share on such date shall instead be the United States dollars equivalent of the fair market value so determined, based on a currency exchange rate selected by the Administrator in its sole and absolute discretion with reference to one or more currency exchange rates applicable on such date, and rounded to the next higher whole cent.

(iv)                              Notwithstanding Section 7(b)(v), payment for shares purchased by the exercise of such Purchase Right may also be made from the portion of the balance in the Participant’s account transferred from the Participant’s account under the Prior Plan pursuant to Section 6(b).

(v)                                 Notwithstanding any other provision in this Plan, the terms of such Purchase Right shall be adjusted pursuant to this Section 7(c)(v) to the extent, if any, necessary for the substitution of such Purchase Right for the applicable outstanding purchase right under the Prior Plan to qualify as “issuing or assuming a stock option in a transaction to which section 424(a) applies” within the meaning of Section 424(a) of the Code and Section 1.424-1(a) of the Treasury Regulations.

8.                                       Purchase Dates; Purchase of Shares; Refund of Excess Cash.

(a)                                  The Administrator shall establish one or more Purchase Dates for each Offering Period beginning after the Effective Date, and may revise or add Purchase Dates from time to time prior to the Offering Date for any such Offering Period.  Beginning June 1, 2010, unless otherwise determined by the Administrator, the last Trading Day of each May during the term of this Plan shall be a Purchase Date.

(b)                                 Except as otherwise determined by the Administrator, each Participant’s Purchase Right shall be exercised automatically on each Purchase Date during each Offering Period, to purchase the maximum number of full shares at the applicable price using the Participant’s accumulated payroll deductions.

(c)                                  The shares purchased upon exercise of a Purchase Right shall be deemed to be transferred to the Participant on the Purchase Date.

(d)                                 Any amounts remaining in a Participant’s account which are not sufficient to purchase a full Share shall be retained in the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10 below.  Any other amounts left over in a Participant’s account after a Purchase Date shall be returned to the Participant.

9.                                       Registration and Share Statements.

(a)                                  Shares purchased by a Participant under this Plan will be registered in the name of the Participant.

(b)                                 Statements evidencing the shares purchased upon the exercise of Purchase Rights on any Purchase Date shall be delivered to the Participants as soon as administratively feasible thereafter.

10.                                 Withdrawal of Payroll Deductions; Termination of Employment.

(a)                                  A Participant may withdraw all, but not less than all, of the payroll deductions credited to his or her account under this Plan by giving written notice to the Administrator thereof not less than ten (10) business days before any Purchase Date for an Offering Period and in a form the Administrator prescribes from time to time.  All payroll deductions for the Participant will cease within 15 days after such notice is given, all payroll deductions credited to the Participant’s account will be refunded as soon as administratively feasible after such notice is given, the Participant’s Purchase Right will automatically terminate on the date of receipt of the notice and no purchase of shares will be made for the Participant on such Purchase Date or any subsequent Purchase Date for such Offering Period.  A Participant’s withdrawal of payroll deductions during an offering will not affect the Participant’s eligibility to participate in a succeeding offering or in any similar plan that may be adopted by the Company.

(b)                                 Upon termination of a Participant’s Continuous Employment for any reason, including retirement, disability or death, all payroll deductions credited to the Participant’s account will be refunded, as soon as administratively feasible after termination, to the Participant or, in the case of death, to the person or persons entitled thereto under Section 14, the Participant’s Purchase Right will automatically terminate and no further purchase of shares will be made for the Participant, and any funds remaining after such purchase shall be refunded to the Participant as soon as administratively feasible thereafter.

11.                                 Use of Funds .  Amounts withheld from Participants’ Compensation under this Plan or transferred to their accounts under this Plan from their accounts under the Prior Plan shall constitute general funds of the Company, may be used for any corporate purpose and need not be segregated from other funds.

12.                                 Number of Shares Reserved.

(a)                                  The following number of shares of Stock are reserved for issuance under this Plan, and such number may be issued at any time before termination of this Plan:

(i)                                     Beginning on the Effective Date, 100,000 shares of Stock; and

(ii)                                  Beginning on December 1, 2004 and on each anniversary of such date up to and including December 1, 2023, an additional number of shares of Stock equal to the least of (A) 500,000, (B) 1% of the aggregate number of shares of capital stock of the Company outstanding on such anniversary, or (C) such number of shares of Stock as is determined by the Board for such anniversary at any time before such anniversary.

(b)                                 If the total number of shares that would otherwise be subject to Purchase Rights granted on an Offering Date exceeds the number of shares then available under this Plan (after deduction of all shares for which Purchase Rights have been exercised or are then outstanding), the Administrator shall make a pro-rata allocation of the available shares in a manner that it determines to be as uniform and equitable as practicable.  In such event, the Administrator shall give written notice of the reduction and allocation to each Participant.

(c)                                  The Administrator may, in its discretion, transfer shares reserved for issuance under this Plan into a plan or plans of similar terms, as approved by the Board, providing for the purchase of shares of Stock to employees of Subsidiaries designated by the Board that do not (or do not thereafter) participate in this Plan.  Such additional plans may, without limitation, provide for variances from the terms of this Plan to take into account special circumstances (such as foreign legal restrictions) affecting the employees of the designated Subsidiaries.

13.                                 Administration.

(a)                                  This Plan shall be administered by an Administrator, who shall be the Board or such committee of the Board or such directors, officers, and/or employees of the Company as the Board may appoint from time to time.  All costs and expenses incurred in administering this Plan shall be paid by the Company, provided that any taxes applicable to an Employee’s participation in this Plan may be charged to the Employee by the Company.  Any brokerage fees for the purchase of shares by a Participant shall be paid by the Company, but brokerage fees for the resale of shares by a Participant shall be borne by the Participant.  Subject to the express provisions of this Plan, to the overall supervision of the Board and to the limitations of Section 423 of the Code, (i) the Administrator may administer and interpret this Plan in any manner it believes to be desirable, (ii) any determination, decision or action of the Administrator in connection with the administration, interpretation or application of this Plan or any right granted under this Plan shall be final, conclusive and binding on the Company and all persons, (iii) the Administrator shall have all powers necessary to accomplish the purposes of this Plan and discharge its duties hereunder and (iv) no member of the Administrator shall be liable for any such determination, decision or action.

(b)                                 If the Administrator in its discretion so elects, it may engage a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports, or other administrative aspects of this Plan.  If the Administrator so elects, each Participant shall be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution.  Shares purchased by a Participant under the Plan shall be held in the account in the name in which the share certificate would otherwise be issued.

14.                                 Designation of Beneficiary.

(a)                                  A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under this Plan in the event of the Participant’s death.

(b)                                 A designation of beneficiary may be changed by the Participant at any time by written notice.  In the event of the death of a Participant, and in the absence of a beneficiary validly designated under this Plan who is living at the time of the Participant’s death, the Administrator shall deliver such shares and/or cash to the executor or administrator of the Participant’s estate, or if no such executor or administrator has been appointed (to the Administrator’s knowledge), the Administrator, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant or, if no spouse, dependent, or relative is known to the Administrator, then to such other person as the Administrator may designate.  Such delivery shall relieve the Company of further liability with respect to this Plan on account of the deceased Participant.  If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the Participant has given express contrary written instructions.

15.                                 Assignment.

(a)                                  Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of a Purchase Right or to receive shares under this Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14) by the Participant.  Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that the Administrator may treat such act as an election to withdraw payroll deductions in accordance with Section 10.

(b)                                 A Participant’s right to purchase shares under this Plan shall be exercisable only during the Participant’s lifetime and only by him or her.

16.                                 Reports.  Individual accounts will be maintained for each Participant in this Plan.  Statements of account will be given to Participants as soon as administratively feasible following each Purchase Date, setting forth the amounts of the payroll deductions, per-share purchase price, number of shares purchased, and remaining cash balance, if any.

17.                                 Adjustments in Event of Certain Corporate Transactions.

(a)                                  In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, spin-off, split-off, split-up, combination of shares, offering of rights, or other similar change in the capital structure of the Company (excluding, however, the conversion of any convertible securities of the Company and any transaction or event described in Section 17(b)), the Board, subject to any required action by the shareholders of the Company, may make such adjustment, if any, as it deems appropriate in the number, class, and per-share purchase price of the shares subject to Purchase Rights under this Plan and in the number of shares reserved for issuance under this Plan, and/or may provide for an additional Purchase Date, on such date before, on or after the date of such corporate transaction and in conjunction with such other terms as the Board shall deem appropriate, and promptly so notify all Participants in writing.  The Board’s determination as to any such adjustment or provision shall be final, binding, and conclusive.  Unless the Board specifies otherwise, any shares issuable as a result of any such adjustment shall be rounded to the next lower whole share.  Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock subject to a Purchase Right.

(b)                                 In the event of the sale of all or substantially all of the assets of the Company, or the merger or amalgamation of the Company with another entity in a transaction in which the Company is not the surviving entity, or any other transaction(s) or event(s) as a result of which other shares are substituted for the shares of Stock or shares of Stock may no longer be issued, or the dissolution or liquidation of the Company, the Board shall arrange for (i) each Participant as of the date of such transaction or event to become a participant as of such date in a new employee stock purchase plan adopted by the successor or surviving corporation, or a parent or subsidiary thereof, and effective as of such date, with the same elections, designations and account balance in effect under the new plan immediately after such transaction or event as were in effect under this Plan immediately prior to such transaction or event (except for any modifications thereto that may be necessary to reflect any differences in provisions between this Plan and the new plan), and (ii) the substitution pursuant to such new plan of purchase rights with respect to shares of the successor or surviving corporation, or a parent or subsidiary thereof, for the Purchase Rights, unless the Board decides to take such other action as it deems appropriate, including without limitation providing for the termination of this Plan and for a Purchase Date to occur on the Trading Day immediately preceding the date of such termination (and promptly so notifying all Participants in writing).

18.                                 Equal Rights and Privileges.  All Employees shall have equal rights and privileges with respect to this Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the related Treasury Regulations.  Any provision of this Plan which is inconsistent with Section 423 of the Code shall without further act or amendment by the Company or the Board be reformed to comply with the requirements of Section 423.  This Section 18 shall take precedence over all other provisions of this Plan.

19.                                 Amendment or Termination.

(a)                                  The Board may modify, amend, alter or terminate this Plan at any time, including without limitation an amendment to outstanding Purchase Rights and an amendment which does not cause unfavorable financial accounting treatment for the Company or any Designated Subsidiary (including changes with respect to the current Offering Period or any Purchase Date therein) if the continuation of the Plan or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the Effective Date.  No amendment shall be effective unless it is approved by the shareholders of the Company within 12 months after the date it is adopted by the Board if it would:

(i)                                     Increase the number of shares of Stock reserved for issuance under this Plan; or

(ii)                                  Change the designation of the employees (or class of employees) eligible for participation in this Plan.

(b)                                 The Board may elect to terminate all outstanding Purchase Rights at any time, except to the extent that exercisability of such Purchase Rights has been accelerated pursuant to Section 17(b).  If this Plan is terminated, the Board may elect to terminate all outstanding Purchase Rights either immediately or upon completion of the purchase of shares on the next Purchase Date, or may elect to permit Purchase Rights to expire in accordance with their terms (with participation to continue through such expiration dates).  If Purchase Rights are terminated before expiration, all funds contributed to this Plan that have not been used to purchase shares shall be refunded to Participants as soon as administratively feasible.

20.                                 Notices.  All notices or other communications by a Participant to the Company or the Administrator under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for that purpose.

21.                                 Shareholder Approval.  This Plan shall be submitted to the shareholders of the Company for their approval within 12 months after the date this Plan is adopted by the Board.

22.                                 Rights as an Employee.  Nothing in this Plan shall be construed to give any person the right to remain in the employ of the Company or any Subsidiary or to affect the Company’s or any Subsidiary’s right to terminate the employment of any person at any time with or without cause.

23.                                 Conditions upon Issuance of Shares.

(a)                                  Shares shall not be issued with respect to a Purchase Right unless and until the exercise of such Purchase Right and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including without limitation the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or stock quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)                                 As a condition to the exercise of a Purchase Right, the Company may require the person exercising such Purchase Right to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

(c)                                  The terms and conditions of Purchase Rights granted hereunder to, and the purchase of Stock by, persons subject to Section 16 of the United States Securities Exchange Act of 1934, as amended, shall comply with the applicable provisions of Rule 16b-3 of such Act.  This Plan shall be deemed to contain, and such Purchase Rights shall contain, and the Stock issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the United States Securities Exchange Act of 1934, as amended, with respect to Plan transactions.

24.                                 Term of Plan.  This Plan shall become effective as of the Effective Time and continue in effect for a term of 20 years unless sooner terminated under any other provision of this Plan.

This Plan was adopted by the Board of Directors of the Company on May 28, 2004.

This Plan was approved by the shareholders of the Company on June 6, 2004.

This Plan was amended and restated by the Board of Directors of the Company on May 11, 2010.